EXHIBIT 99.1

Contact at 214/432-2000 David B. Powers CEO D. Craig Kesler Executive Vice President & CFO Robert S. Stewart Executive Vice President

News For Immediate Release

EAGLE MATERIALS INC. REPORTS FISCAL YEAR RESULTS

DALLAS, TX (May 16, 2019) Eagle Materials Inc. (NYSE: EXP) today reported financial results for fiscal year 2019 and the fiscal fourth quarter ended March 31, 2019. Notable items for the fiscal year and quarter are highlighted below. (Unless otherwise noted, all comparisons are with the prior fiscal year or prior year’s fiscal fourth quarter.)

Full Year Fiscal 2019 Results

•	Revenue of $1.4 billion, flat with the prior year
•	Net earnings per diluted share of $1.47, down 72%
•	Adjusted net earnings per share of $5.05
○	Adjusted earnings per share is a non-GAAP financial measure calculated by excluding non-routine items in the manner described in Attachment 6.
○	Total after-tax impact of non-routine items, consisting of costs related to an impairment in our Oil and Gas Proppants business, was $168.0 million, or $3.58 per diluted share. See Attachment 6.

Fourth Quarter Fiscal 2019 Results

•	Revenue of $284.7 million, flat with prior year
•	Net loss per diluted share of $2.82, down 471%
•	Adjusted net earnings per share of $0.87
○	Adjusted earnings per share is a non-GAAP financial measure calculated by excluding non-routine items in the manner described in Attachment 6.
○	Total after-tax impact of non-routine items, consisting of costs related to an impairment in our Oil and Gas Proppants business, was $168.0 million, or $3.69 per diluted share. See Attachment 6.

Commenting on the financial results, Dave Powers, Chief Executive Officer, said, “In fiscal 2019, our businesses continued to generate strong earnings and cashflow, despite challenging weather trends that depressed sales opportunities throughout much of our fiscal year. Importantly, we continued to improve our already low-cost position throughout the year, making meaningful investments to further improve our operational efficiency, while continuing to repurchase shares in line with our capital allocation strategy. In fiscal 2019, we purchased more than 3.3 million shares, or 7% of our outstanding shares, and we returned nearly $300 million to shareholders, through a combination of share repurchases and dividends.”

Mr. Powers continued, “Looking ahead, a strong jobs market, coupled with real wage growth and low interest rates, bodes well for our key construction markets in calendar 2019. We are confident that we will continue to produce industry-leading margins and generate significant cash flow, and our ongoing strategic portfolio review will ensure that Eagle’s inherent value is appropriately reflected in the marketplace.”

Segment Results

Heavy Materials: Cement, Concrete and Aggregates

Revenue in the Heavy Materials sector, which includes Cement, Concrete and Aggregates, and joint venture and intersegment Cement revenue, declined 1% to $795.5 million in fiscal year 2019. Heavy Materials operating earnings for the fiscal year were $177.6 million, a decline of 10%. The decline in our Heavy Materials revenue and operating earnings was driven primarily by unusually wet weather throughout the year, which hampered sales volume, and by increased maintenance costs partially offset by improved Cement and Concrete average net sales prices.

Revenue from Cement, including joint venture and intersegment revenue, increased 1% to $656.8 million for the full fiscal year. Fiscal 2019 operating earnings from Cement were $164.8 million, a decline of 8%, reflecting increased maintenance costs partially offset by improved pricing.

Cement revenue for the quarter, including joint venture and intersegment revenue, was down 2% to $113.1 million. Operating earnings from Cement for the fourth quarter were $22.7 million, 8% below the same quarter a year ago. The revenue and earnings decline was caused primarily by reduced sales volume due to persistently wet weather in many of our markets and was partially offset by improved average net cement sales prices. Cement sales volume for the quarter was down 2% to 928,000 tons. The average net sales price for the quarter improved slightly to $109.15 per ton.

Fiscal 2019 revenue from Concrete and Aggregates declined 11% to $138.8 million. Concrete and Aggregates reported fiscal 2019 operating earnings of $12.9 million, down 28%. Persistently wet weather in our Austin market was the primary driver of the revenue and earnings decline.

Concrete and Aggregates revenue for the fourth quarter of 2019 was $28.5 million, a decrease of 7%. Fourth quarter operating earnings were $2.2 million, a 20% decline, reflecting lower sales volume partially offset by improved concrete pricing. Our primary concrete and aggregates markets experienced heavier rainfall than typical during the quarter, which hampered our ability to move product.

Light Materials: Gypsum Wallboard and Paperboard

Revenue in the Light Materials sector, which includes Gypsum Wallboard and Paperboard, increased 5% to $633.6 million for fiscal 2019. Operating earnings for the full fiscal year were $216.2 million, an increase of 13%, reflecting improved average net wallboard prices and sales volume as well as lower paper costs.

Gypsum Wallboard and Paperboard revenue for the fourth quarter totaled $154.4 million, a 13% increase. The improvement reflects higher Wallboard sales volume partially offset by lower average net sales prices. The average Gypsum Wallboard net sales price for the fourth quarter of fiscal 2019 was $156.29 per MSF, a 4% decline. Gypsum Wallboard sales volume of 659 million square feet (MMSF) improved by approximately 22%.

The average Paperboard net sales price for the fourth quarter was $532.38 per ton, down 2%, consistent with the pricing provisions in our long-term sales agreements. Paperboard sales volume for the quarter was 3% lower at 76,000 tons.

Gypsum Wallboard and Paperboard reported fourth quarter operating earnings of $50.4 million, an improvement of 10%. The improvement reflects increased Wallboard sales volume and lower operating costs, which were partially offset by lower Wallboard average net sales prices. The reduced operating costs reflect lower recycled paper fibers costs during the quarter.

Oil and Gas Proppants

Eagle’s Oil and Gas Proppants segment reported fiscal 2019 revenue of $83.0 million, a decrease of 16%, primarily reflecting lower average net sales prices partially offset by a 6% increase in Frac Sand sales volume. The fiscal 2019 operating loss was $28.7 million compared with an operating loss of $6.1 million in the prior year.

Eagle’s Oil and Gas Proppants segment reported fourth quarter revenue of $17.7 million, a decline of 43%, primarily reflecting a 41% decrease in average Frac Sand sales prices. The fourth quarter’s operating loss of $9.1 million includes depreciation, depletion and amortization of $6.9 million.

During the second half of the fiscal year, demand for our frac sand product was increasingly affected by industry-wide reduced completion budgets. In addition, pricing pressure resulted from a combination of low demand and increased use of local in-basin sand with lower logistics cost. Faced with these dynamics, which are not expected to recover in the near term, we recorded long-lived asset and goodwill impairments during the quarter of $213.4 million and $6.9 million, respectively.

Commitment to Enhance Long-Term Shareholder Value

Eagle remains committed to disciplined capital allocation that preserves the Company’s financial flexibility and further enhances shareholder value. The Company’s capital allocation priorities remain unchanged: (i) acquisitions that meet our strict return standards and are consistent with our strategic focus; (ii) capital investments to organically grow and improve our low-cost producer positions and (iii) the return of cash to shareholders, through a combination of dividends and share repurchases.

During the past three fiscal years, acquisition and capital spending investments have totaled approximately $795 million, with 72% of the spending allocated towards the Heavy Materials sector of our Company. These investments included the acquisition of a cement plant in Ohio, increasing the finish grind capacity at our Kansas City facility by 125,000 tons, expanding our cement distribution footprint to support our growing integrated plant network and reducing our energy consumption.

Capital expenditures for fiscal 2020 are expected to range from $140 million to $155 million and to be allocated across the Heavy and Light sectors. Identified projects include a $70 million investment to expand and enhance our papermill, which has been sold out for several years. This project will enable the facility to increase line speeds, which in turn increases output, and to replace high-cost raw materials with a lower-cost, more sustainable alternative. We expect the project to be completed by late spring of 2020 and to increase our paper capacity by approximately 70,000 tons.

The Company has returned nearly $600 million to shareholders in the form of dividend payments and share repurchases since announcing an increase in the share repurchase authorization in August 2015. As previously disclosed, on April 18, 2019, the Board authorized the repurchase of an additional 10 million outstanding share of common stock, which increased the total authorization to 10.7 million shares, or nearly 25% of Company shares outstanding.

Details of Financial Results

We conduct one of our cement plant operations through a 50/50 joint venture, Texas Lehigh Cement Company LP (the Joint Venture). We use the equity method of accounting for our 50% interest in the Joint Venture. For segment reporting purposes only, we proportionately consolidate our 50% share of the Joint Venture’s revenue and operating earnings, which is consistent with the way management organizes the segments within Eagle for making operating decisions and assessing performance.

In addition, for segment reporting purposes, we report intersegment revenue as a part of a segment’s total revenue. Intersegment sales are eliminated on the income statement. Refer to Attachment 3 for a reconciliation of these amounts.

About Eagle Materials Inc.

Eagle Materials Inc. manufactures and distributes Portland Cement, Gypsum Wallboard and Recycled Gypsum Paperboard, and Concrete, Sand and Aggregates from more than 75 facilities across the US. Eagle’s corporate headquarters is in Dallas, Texas.

EXP’s senior management will conduct a conference call to discuss the financial results, forward looking information and other matters at 8:30 a.m. Eastern Time (7:30 a.m. Central Time) on Thursday, May 16, 2019. The conference call will be webcast simultaneously on the EXP Web site eaglematerials.com. A replay of the webcast and the presentation will be archived on the site for one year.

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Forward-Looking Statements. This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the context of the statement and generally arise when the Company is discussing its beliefs, estimates or expectations. These statements are not historical facts or guarantees of future performance but instead represent only the Company’s belief at the time the statements were made regarding future events which are subject to certain risks, uncertainties and other factors, many of which are outside the Company’s control. Actual results and outcomes may differ materially from what is expressed or forecast in such forward-looking statements. The principal risks and uncertainties that may affect the Company’s actual performance include the following: the cyclical and seasonal nature of the Company’s business; public infrastructure expenditures; adverse weather conditions; the fact that our products are commodities and that prices for our products are subject to material fluctuation due to market conditions and other factors beyond our control; availability of raw materials; changes in energy costs including, without limitation, natural gas, coal and oil; changes in the cost and availability of transportation; unexpected operational difficulties, including unexpected maintenance costs, equipment downtime and interruption of production; material nonpayment or non-performance by any of our key customers; fluctuations in activity in the oil and gas industry, including the level of fracturing activities and the demand for frac sand; inability to timely execute announced capacity expansions; difficulties and delays in the development of new business lines; governmental regulation and changes in governmental and public policy (including, without limitation, climate change regulation); possible outcomes of pending or future litigation or arbitration proceedings; changes in economic conditions specific to any one or more of the Company’s markets; competition; a cyber-attack or data security breach; announced increases in capacity in the gypsum wallboard, cement and frac sand industries; changes in the demand for residential housing construction or commercial construction; risks related to pursuit of acquisitions, joint ventures and other transactions; general economic conditions; and interest rates. For example, increases in interest rates, decreases in demand for construction materials or increases in the cost of energy (including, without limitation, natural gas, coal and oil) could affect the revenue and operating earnings of our operations. In addition, changes in national or regional economic conditions and levels of infrastructure and construction spending could also adversely affect the Company’s result of operations. These and other factors are described in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2018, the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2018 and subsequent quarterly and annual reports upon filing. These reports are filed with the Securities and Exchange Commission. All forward-looking statements made herein are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed herein will increase with the passage of time. The Company undertakes no duty to update any forward-looking statement to reflect future events or changes in the Company’s expectations.

For additional information, contact at 214/432-2000.

David B. Powers

Chief Executive Officer

D. Craig Kesler

Executive Vice President and Chief Financial Officer

Robert S. Stewart

Executive Vice President, Strategy, Corporate Development and Communications

Attachment 1    Statement of Consolidated Earnings

Attachment 2    Revenue and Earnings by Lines of Business (Quarter and Fiscal Year)

Attachment 3    Sales Volume, Net Sales Prices and Intersegment and Cement Revenue

Attachment 4    Consolidated Balance Sheets

Attachment 5    Depreciation, Depletion and Amortization by Lines of Business

Attachment 6    Non-GAAP Financial Measures

Eagle Materials Inc.

Attachment 1

Eagle Materials Inc.

Statement of Consolidated Earnings

(dollars in thousands, except per share data)

(unaudited)

	Quarter Ended March 31,		Fiscal Year Ended March 31,
	2019	2018	2019	2018
Revenue	$284,701	$284,713	$1,393,241	$1,386,520
Cost of Goods Sold	228,119	223,336	1,066,673	1,047,764

Gross Profit	56,582	61,377	326,568	338,756
Equity in Earnings of Unconsolidated JV	9,634	10,216	38,565	43,419
Corporate General and Administrative Expense	(10,038)	(11,822)	(37,371)	(41,205)
Litigation Settlement Expense	—	(6,000)	(1,800)	(45,098)
Impairment Losses	(220,265)	—	(220,265)	—
Other Non-Operating Income	121	1,000	2,412	3,728

Earnings (Loss) before Interest and Income Taxes	(163,966)	54,771	108,109	299,600
Interest Expense, Net	(7,631)	(6,046)	(28,374)	(27,638)

Earnings (Loss) before Income Taxes	(171,597)	48,725	79,735	271,962
Income Tax Benefit (Expense)	43,800	(11,717)	(10,875)	(15,330)

Net Earnings (Loss)	$(127,797)	$37,008	$68,860	$256,632

NET EARNINGS/(LOSS) PER SHARE
Basic	$(2.82)	$0.77	$1.48	$5.33

Diluted	$(2.82)	$0.76	$1.47	$5.28

AVERAGE SHARES OUTSTANDING
Basic	45,280,991	48,168,574	46,620,894	48,141,226

Diluted	45,280,991	48,651,947	46,932,380	48,645,986

Eagle Materials Inc.

Attachment 2

Eagle Materials Inc.

Revenue and Earnings by Lines of Business

(dollars in thousands)

(unaudited)

	Quarter Ended March 31,		Fiscal Year Ended March 31,
	2019	2018	2019	2018
Revenue*

Heavy Materials:
Cement (Wholly Owned)	$84,058	$86,677	$537,858	$529,424
Concrete and Aggregates	28,504	30,689	138,751	155,678

	112,562	117,366	676,609	685,102
Light Materials:
Gypsum Wallboard	$129,734	$108,550	$532,712	$491,779
Gypsum Paperboard	24,684	27,877	100,933	111,395

	154,418	136,427	633,645	603,174
Oil and Gas Proppants	17,721	30,920	82,987	98,244

Total Revenue	$284,701	$284,713	$1,393,241	$1,386,520

Segment Operating Earnings

Heavy Materials:
Cement (Wholly Owned)	$13,070	$14,479	$126,217	$135,732
Cement (Joint Venture)	9,634	10,216	38,565	43,419
Concrete and Aggregates	2,245	2,800	12,866	17,854

	$24,949	$27,495	$177,648	$197,005
Light Materials:
Gypsum Wallboard	$41,137	$35,314	$180,831	$158,551
Gypsum Paperboard	9,271	10,400	35,349	32,758

	50,408	45,714	216,180	191,309
Oil and Gas Proppants	(9,141)	(1,616)	(28,695)	(6,139)

Sub-total	66,216	71,593	365,133	382,175
Corporate General and Administrative Expense	(10,038)	(11,822)	(37,371)	(41,205)
Litigation Settlement Expense	—	(6,000)	(1,800)	(45,098)
Impairment Losses	(220,265)	—	(220,265)	—
Other Non-Operating	121	1,000	2,412	3,728

Earnings before Interest and Income Taxes	$(163,966)	$54,771	$108,109	$299,600

* Net of Intersegment and Joint Venture Revenue listed on Attachment 3.

Eagle Materials Inc.

Attachment 3

Eagle Materials Inc.

Sales Volume, Net Sales Prices and Intersegment and Cement Revenue

(unaudited)

	Sales Volume
	Quarter Ended March 31,			Fiscal Year Ended March 31,
	2019	2018	Change	2019	2018	Change
Cement (M Tons):
Wholly Owned	701	719	-3%	4,441	4,453	0%
Joint Venture	227	226	0%	899	912	-1%

	928	945	-2%	5,340	5,365	0%

Concrete (M Cubic Yards)	228	235	-3%	1,074	1,228	-13%
Aggregates (M Tons)	552	739	-25%	3,168	3,503	-10%
Gypsum Wallboard (MMSFs)	659	541	+22%	2,651	2,555	+4%
Paperboard (M Tons):
Internal	31	29	+7%	126	125	+1%
External	45	49	-8%	185	192	-4%

	76	78	-3%	311	317	-2%

Frac Sand (M Tons)	445	400	+11%	1,574	1,483	+6%

	Average Net Sales Price*
	Quarter Ended March 31,			Fiscal Year Ended March 31,
	2019	2018	Change	2019	2018	Change
Cement (Ton)	$109.15	$108.98	0%	$108.15	$107.28	+1%
Concrete (Cubic Yard)	$103.93	$101.71	+2%	$102.98	$100.38	+3%
Aggregates (Ton)	$9.19	$9.46	-3%	$9.29	$9.39	-1%
Gypsum Wallboard (MSF)	$156.29	$162.77	-4%	$160.30	$156.27	+3%
Paperboard (Ton)	$532.38	$543.09	-2%	$523.05	$559.22	-6%

*Net of freight and delivery costs billed to customers.

	Intersegment and Cement Revenue
	Quarter Ended March 31,		Fiscal Year Ended March 31,
	2019	2018	2019	2018
Intersegment Revenues:
Cement	$2,639	$2,699	$14,408	$16,442
Concrete and Aggregates	244	232	1,422	1,335
Paperboard	16,924	15,704	66,723	70,347

	$19,807	$18,635	$82,553	$88,124

Cement Revenue:
Wholly Owned	$84,058	$86,677	$537,858	$529,424
Joint Venture	26,381	26,188	104,493	105,884

	$110,439	$112,865	$642,351	$635,308

Eagle Materials Inc.

Attachment 4

Eagle Materials Inc.

Consolidated Balance Sheets

(dollars in thousands)

(unaudited)

	March 31,
	2019	2018
ASSETS
Current Assets –
Cash and Cash Equivalents	$8,601	$9,315
Restricted Cash	—	38,753
Accounts and Notes Receivable, net	128,722	141,685
Inventories	275,194	258,159
Federal Income Tax Receivable	5,480	5,750
Prepaid and Other Assets	9,624	5,073

Total Current Assets	427,621	458,735

Property, Plant and Equipment, net	1,426,939	1,595,299
Investments in Joint Venture	64,873	60,558
Notes Receivable	2,898	115
Goodwill and Intangibles	229,115	239,342
Other Assets	17,717	13,954

	$2,169,163	$2,368,003

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities –
Accounts Payable	$80,884	$73,459
Accrued Liabilities	61,949	105,870
Current Portion of Senior Notes	36,500	—

Total Current Liabilities	179,333	179,329

Long-term Liabilities	34,492	31,096
Bank Credit Facility	310,000	240,000
Private Placement Senior Unsecured Notes	—	36,500
4.500% Senior Unsecured Notes due 2026	345,092	344,422
Deferred Income Taxes	90,759	118,966
Stockholders’ Equity –
Preferred Stock, Par Value $0.01; Authorized 5,000,000 Shares; None Issued	—	—
Common Stock, Par Value $0.01; Authorized 100,000,000 Shares; Issued and Outstanding 45,117,393 and 48,282,784 Shares, respectively.	451	483
Capital in Excess of Par Value	—	122,379
Accumulated Other Comprehensive Losses	(3,316)	(4,012)
Retained Earnings	1,212,352	1,298,840

Total Stockholders’ Equity	1,209,487	1,417,690

	$2,169,163	$2,368,003

Eagle Materials Inc.

Attachment 5

Eagle Materials Inc.

Depreciation, Depletion and Amortization by Lines of Business

(unaudited)

The following table presents depreciation, depletion and amortization by lines of business for the quarter and fiscal year ended March 31, 2019 and 2018:

	Depreciation, Depletion and Amortization ($ in thousands)
	Quarter Ended March 31,		Fiscal Year Ended March 31,
	2019	2018	2019	2018
Cement	$13,893	$12,633	$52,802	$50,891
Concrete and Aggregates	2,022	2,080	8,176	7,931
Gypsum Wallboard	5,011	4,665	20,020	18,179
Paperboard	2,154	2,181	8,541	8,694
Oil and Gas Proppants	6,925	4,188	31,328	26,872
Corporate and Other	569	365	1,668	1,448

	$30,574	$26,112	$122,535	$114,015

Eagle Materials Inc.

Attachment 6

Eagle Materials Inc.

Non-GAAP Financial Measures

(unaudited)

(Dollars, other than earnings per share amounts, and number of shares in millions)

Adjusted earnings per diluted share (Adjusted EPS) is a non-GAAP financial measure and represents earnings per diluted share excluding the impacts from non-routine items, such as impairment losses (Non-routine Items). Management uses measures of earnings excluding the impact of Non-routine Items as a basis for comparing operating results of the Company from period to period and for purposes of its budgeting and planning processes. Although management believes that Adjusted EPS is useful in evaluating the Company’s business, this information should be considered as supplemental in nature and is not meant to be considered in isolation, or as a substitute for earnings per diluted share and the related financial information prepared in accordance with GAAP. In addition, our presentation of Adjusted EPS may not be the same as similarly titled measures reported by other companies, limiting its usefulness as a comparative measure.

The following shows the calculation of Adjusted EPS and reconciles Adjusted EPS to earnings per diluted share in accordance with GAAP for the three months and fiscal year ended March 31, 2019. The amounts below are presented after-tax and were determined using a tax rate of 24% for the three months and fiscal year ended March 31, 2019:

	Quarter Ended March 31, 2019	Fiscal Year Ended March 31, 2019
After-tax impact of Impairment Losses	$168.0	$168.0

Total Non-routine Items impact, net	$168.0	$168.0
Diluted average shares outstanding	45.5	46.9
Diluted earnings per share impact from Non-routine Items	$3.69	$3.58

	Quarter Ended March 31, 2019	Fiscal Year Ended March 31, 2019
Earnings per diluted share in accordance with generally accepted accounting principles	$(2.82)	$1.47
Add back: Earnings per diluted share impact from Non-routine Items	$3.69	$3.58

Adjusted EPS	$0.87	$5.05